UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 9, 2017
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34023	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

390 E Parkcenter Blvd, Ste 250, Boise, Idaho 83706
(Address of principal executive offices) (Zip Code)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 9, 2017, the Company and Dennis Gilles, the Company’s Chief Executive Officer, entered into an amendment (the “Amendment”) to Mr. Gilles’ employment agreement (the “Agreement”) to extend the current term of the Agreement by three months.

The initial term of the Agreement was from April 19, 2013 until the earlier of April 18, 2015 or termination of employment in accordance with the terms of the Employment Agreement. The Agreement automatically renewed at the end of the initial term, and at the end of each subsequent term, for an additional one year term unless either the Company or Mr. Gilles gives written notice of non-renewal to the other party at least 90 days prior to expiration of the then-current term. The current term of the Agreement ends on April 18, 2017 (the “Current Term”).

The Amendment extends the Current Term by three (3) months, such that the Current Term of the Agreement now ends on July 18, 2017. As a result of the extension of the Current Term, any notice of non-renewal delivered pursuant to the Agreement must now be delivered no later than April 19, 2017, which is ninety (90) days prior to the expiration of the Current Term. If a notice of non-renewal is not delivered in accordance with the Agreement, the Agreement shall automatically renew at the end of the Current Term on July 18, 2017, for an additional one (1) year term. No other terms of the Agreement were amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2016	U.S. Geothermal Inc.

	By:	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer and Secretary